UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2006

SYNUTRA INTERNATIONAL, INC.

DELAWARE	000-5061	13-4306188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15200 Shady Grove Road, Suite 350
Rockville, Maryland 20850
(Address of principal executive offices)

Registrant's telephone number, including area code: 301-840-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 8, 2006, Synutra International, Inc. (the “Company”) entered into a contingent agreement with an agency of the local government of Inner Mongolia, China to acquire certain assets (the “Assets”) which will enable the Company to establish a dairy production and processing plant in that area. The assets consist of plant buildings, equipment and related land use rights. The purchase price for the Assets is RMB 31,000,000. The assets were intended for a local dairy factory which ceased operations in May, 2006. In connection with the acquisition, since June 2006, the local government has made installments of cash payment to the Company as part of a non-refundable government subsidy which will eventually reach a total of RMB 30,000,000. Pursuant to the contingent agreement, upon its effectiveness, the Company among other things is responsible for building a 40-ton per day hydrous milk fat production line within seven months from the effective date.

The effectiveness of the Agreement was contingent on certain conditions including governmental approval, the dissolution of the old dairy operation, and the receipt of at least 60% of the non-refundable government subsidy payment on or before September 30, 2006.
On November 6, 2006, the Company certified that the required level of at least 60% of the cash incentive payment had been attained on or before September 30, 2006 and the said Agreement became effective as of the same date and that all other conditions precedent to the effectiveness of the Agreement had been satisfied and the Assets were transferred.

Item 2.01	Completion of Acquisition or Disposition of Assets

The disclosure in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit 10.1	Agreement between the Company and the Department of Finance of Zheng Lan Qi (County) of Inner Mongolia, with Amendment and attached Schedule of Investment Expenditures

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNUTRA INTERNATIONAL, INC.

Date: November 9, 2006	By:	/s/ Weiguo Zhang
Weiguo Zhang, Chief Operating Officer